Testing the Waters Materials Related to Series #IROBOT

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#IROBOT

ASIMOV: I, ROBOT (1ST ED.)

THIS INITIAL OFFERING IS COMING SOON!

I,
ROBOT

CURRENT VALUE: $8,000

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DETAILS

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DESCRIPTION OF SERIES 1950 I, ROBOT

Investment Overview

•Upon completion of the Series #IROBOT Offering, Series #IROBOT will purchase a 1950 First Edition copy of I, Robot by Isaac Asimov for Series #IROBOT (The “Series 1950 I, Robot” or the “Underlying Asset” with respect to Series #IROBOT, as applicable), the specifications of which are set forth below.

•Isaac Asimov was a science fiction author known for his works I, Robot and the Foundations series, among hundreds of other works.

•I, Robot is a collection of short stories by Asimov involving narratives of artificially intelligent robots and the moral implications stemming from their emergence.

•The Underlying Asset is a 1950 First Edition copy of I, Robot by Isaac Asimov.

Asset Description

Overview & Authentication

•Isaac Asimov was born in Petrovichi, Russia, on January 2, 1920.

•Asimov came to the United States at age three, growing up in Brooklyn and graduating from Columbia University in 1939.

•Asimov worked at the Naval Aviation Experimental Station in Philadelphia during World War II, where we worked alongside science fiction authors Robert Heinlein and L. Sprague de Camp.

•In 1948, Asimov received a Ph.D in chemistry from Columbia, joining the faculty of Boston University afterward.

•In 1939, Asimov began contributing to science fiction magazines, selling his first story called “Marooned off Vesta” to Amazing Stories, a science fiction magazine first published in 1926.

•Another magazine which Asimov contributed to, called Astounding Science Fiction, was edited by John W. Campbell Jr., who became a mentor to Asimov.

•Asimov’s 1941 short story Nightfall, about a planet “that only experiences darkness for one night every 2,049 years” helped Asimov become a well-respected writer within the science fiction community and is now considered a classic of the genre.

•In 1940, Asimov began writing short stories about robots which would later be collected in the book I, Robot. Asimov (with the help of Campbell) developed a set of ethics for robots that was a major departure from the monstrous depiction of robots that had become the norm. This style would become influential in later writers’ handling of the subject matter.

•The Three Laws of Robotics developed by Asimov and Campbell were: A robot may not injure a human, or allow a human to be injured, A robot must follow any order given by a human that doesn't conflict with the First Law, and A robot must protect itself unless that would conflict with the First or Second Laws.

•I, Robot’s stories imagine the development of “positronic” robots, which is a term conceived by Asimov to denote a fictional technological device which serves as a central processing unit for robots and a sort of consciousness that appears familiar to humans.

•Asimov died on April 6, 1992. His New York Times obituary was headlined: “Isaac Asimov, Whose Thoughts and Books Traveled the Universe, Is Dead at 72.” The obituary went on to call him “the pre-eminent popular-science writer of the day and for more than 40 years one of the best and best-known writers of science fiction” and “amazingly prolific” citing nearly 500 books written over the span of his career.

•In 1977, the band The Alan Parsons Project released an album titled: I Robot, which was originally intended as an adaptation of Asimov’s book, but due to copyright concerns, shifted to cover a more general theme of artificial intelligence.

•Will Smith starred in a film adaptation of I, Robot which was released on July 16, 2004. The film grossed $353,133,898 worldwide.

•The Underlying Asset is accompanied by a signed letter of authenticity from Darren Sutherland, a New York-based rare book specialist.

Notable Features

•The Underlying Asset is a 1950 First Edition Copy of I, Robot by Isaac Asimov.

•The Underlying Asset is 1 of 5,000 First Edition copies of I, Robot.

Notable Defects

•The Underlying Asset exhibits bumped corners and minor offsetting, as well as damage from removed bookplate to front free endpaper recto.

Details

Series 1950 I, Robot
Title	I, Robot
Author	Isaac Asimov
Publisher	Gnome Press, Inc
Publication Date	1950
Edition	First Edition
Rarity	1 of 5,000 (1st Edition)
Condition	Near Fine (Book)
Condition	Near Fine (Dustjacket)

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1950 I, Robot going forward.

#IROBOT | $8K

COMPARABLE ASSET VALUE

ASSET VALUE

+1057.3%

TRANSACTIONS

7

"What H. G. Wells did for public appreciation and understanding of science in the first half of the 20th century, Isaac Asimov did in the second half."

NEW YORK TIMES

April 1992

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ROBOT

#IROBOT | *Visuals*

I, Robot's "Three Laws of Robotics" a set of rules preventing robots from causing harm to humans, remain a contentious part of the debate over artificial intelligence today.

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